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                                 THE ARBOR FUND

                                DISTRIBUTION PLAN
                                 CLASS B SHARES

     WHEREAS, The Arbor Fund (the "Trust") is engaged in business as an open-end investment company registered under the Investment Company Act of 1940, as amended ("1940 Act"); and

     WHEREAS, the Trustees of the Trust have determined that there is a reasonable likelihood that the following Distribution Plan will benefit the Trust and the owners of units ("shares") of beneficial interest ("Shareholders") in the Trust;

     NOW, THEREFORE, the Trustees of the Trust hereby adopt this Distribution Plan pursuant to Rule 12b-1 under the 1940 Act.

     SECTION 1. The Trust has adopted this Class B Distribution Plan ("Plan") to enable the Trust to directly or indirectly bear expenses relating to the distribution of Class B shares of the portfolios of the Trust listed on the schedules attached hereto (each, a "Portfolio") of which the Trust is the issuer.

     SECTION 2. The Trust will pay the Distributor a fee at the annual rate specified on the schedule attached hereto. The Distributor of the Class B shares of each Portfolio may retain all or a part of this fee as compensation for distribution or shareholder services it provides or it may use such fees for compensation of broker/dealers and other financial institutions and intermediaries that provide distribution or shareholder services as specified by the Distributor. The actual fee to be paid by the Distributor to broker/dealers and financial institutions and intermediaries will be negotiated based on the extent and quality of services provided.

     SECTION 3. This Plan shall not take effect as to a Portfolio until it has been approved (a) by a vote of at least a majority of the outstanding Class B shares of such Portfolio; and (b) together with any related agreements, by votes of the majority of both (i) the Trustees of the Trust and (ii) the Qualified Trustees (as defined herein), cast in person at a Board of Trustees meeting called for the purpose of voting on this Plan or such agreement.

     SECTION 4. This Plan shall continue in effect for a period of more than one year after it takes effect only for so long as such continuance is specifically approved at least annually in the manner provided in Part (b) of
Section 3 herein for the approval of this Plan.

     SECTION 5. Any person authorized to direct the disposition of monies paid or payable by the Trust pursuant to this Plan or any related agreement shall provide to the Trustees of the Trust, at least quarterly, a written report of the amounts so expended and the purposes for
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which such expenditures were made.

     SECTION 6. This Plan may be terminated at any time by the vote of a majority of the Qualified Trustees or, with respect to Class B shares of a Portfolio, by vote of a majority of the Class B shares of the Portfolio. Termination by the Class B shareholders of a Portfolio will not affect the validity of this Plan with respect to Class B shares of any other Portfolio.

     SECTION 7. All agreements with any person relating to implementation of this Plan shall be in writing, and any agreement related to this Plan shall provide (a) that such agreement may be terminated at any time, without payment of any penalty, by the vote of a majority of the Qualified Trustees or with respect to Class B shares of a Portfolio, by vote of a majority of the Class B shares of the Portfolio, on not more than 60 days written notice to any other party to the agreement; and (b) that such agreement shall terminate automatically in the event of its assignment.

     SECTION 8.  This Plan may be amended in the manner provided in part (b) of
Section 3 herein for the approval of this Plan; provided, however, that the plan may not be amended to increase materially the amount of distribution expenses permitted pursuant to Section 2 hereof with respect to the Class B shares of a Portfolio without the approval of Shareholders holding a majority of the outstanding Class B shares of such Portfolio of the Trust.

     SECTION 9. While this Plan is in effect, the selection and nomination of those Trustees who are not interested persons of the Trust Act shall be committed to the discretion of the Trustees then in office who are not interested persons of the Trust.

     SECTION 10. As used in this Plan, (a) the term "Qualified Trustees" shall mean those Trustees of the Trust who are not interested persons of the Trust, and have no direct or indirect financial interest in the operation of this Plan or any agreements related to it, and (b) the terms "assignment" and "interested person" shall have the respective meanings specified in the 1940 Act and the rules and regulations thereunder, subject to such exemptions as may be granted by the Securities and Exchange Commission.

     SECTION 11. This Plan shall not obligate the Trust or any other party to enter into an agreement with any particular person.
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                        SCHEDULE DATED NOVEMBER 22, 1993
                                     TO THE
                                     CLASS B
                                DISTRIBUTION PLAN
                                       OF
                                 THE ARBOR FUND

The Distributor receives a fee, paid on a monthly basis, as set forth below. This fee is calculated based on the annual rate said below, applied to the average daily net assets of the Portfolios.

PORTFOLIO                                          FEE
---------                                          ---

OVB Capital Appreciation                          .25%
OVB Emerging Growth                               .25%
OVB Government Securities                         .25%
OVB West Virginia Tax-Exempt Income               .25%
OVB Prime Obligations                             .25%
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                          SCHEDULE DATED AUGUST 1, 1996
                                     TO THE
                                     CLASS B
                                DISTRIBUTION PLAN
                                       OF
                                 THE ARBOR FUND

The Distributor receives a fee, paid on a monthly basis, as set forth below. This fee is calculated based on the annual rate said below, applied to the average daily net assets of the Portfolios.

PORTFOLIO                                    FEE
---------                                    ---

OVB Capital Appreciation                     .25%
OVB Emerging Growth                          .25%
OVB Government Securities                    .25%
OVB West Virginia Tax-Exempt Income          .25%
OVB Prime Obligations                        .25%
OVB Equity Income Fund                       .25%